Exhibit 99.1
Viggle Releases First Holiday Gift Guide Amid Increased Momentum
Viggle Platform total reach tops 28.5 million;
Users can get brand-name favorites, plus more than 7 million digital rewards

NEW YORK – (December 10, 2014) – Viggle Inc. (NASDAQ:VGGL) (“Viggle”) the leading entertainment marketing and rewards platform, released its first holiday gift guide, featuring popular brand-name entertainment and electronic gift items that are all redeemable with Viggle points. In addition to these ultimate gift guide items, users have access to more than 7 million digital rewards, including downloadable or streaming TV shows and movies from M-GO, featuring the hottest releases and classic favorites for purchase or rental.

Viggle has assembled brand-name favorites in the holiday gift guide, which can be viewed at: http://www.affinioninteractive.com/catalog/index.html. The selection includes great gifts for the holidays including SONY® premium headphones, Fitbit® activity trackers, PlayStation 4 systems and even one of the hottest gifts this holiday season, a drone.

The new holiday gift guide and digital rewards expansion comes as Viggle Points can be earned faster than ever. The number of points available for checking into TV programs on the Viggle app has doubled and tripled in the last month. With the increases in the points system starting in early November, the Viggle platform has seen significant increases in usage across its brand properties. Highlights include Viggle LIVE sessions increasing by 64 percent, total Viggle Music matches increasing by 51 percent and unique monthly Wetpaint video engagements increasing by 46 percent over the prior month including a new monthly record in November topping out at over 20 million unique users at Wetpaint.com.

The accelerated points system was designed so users could easily earn a movie weekly just by checking into a handful of bonus shows and matching songs. For example, users who check into five TV shows and play Viggle LIVE can earn a movie rental.  Reward redemption rates have also increased month over month by more than 60 percent, with an increase of 50 percent in redemption on days when the holiday catalog is being promoted. In addition to checking into shows, matching songs and playing games, the recently announced Viggle Points API will allow points to be earned at partner sites across the web as well as on 3rd party apps. The value proposition of having a Viggle account has never been more compelling.

People are watching TV in record numbers including live, DVR and online, and now over 7.7 million registered users can earn TV shows, movies, and other rewards regularly just for doing what they love to do. Using Viggle while watching TV and listening to music means real value this holiday season. Viggle is making it easier than ever to turn those hours of binge watching into gifts for family and friends.

“We are very encouraged by our ability to drive engagement across the platform given the recent results we’ve seen since November. The rate at which users can earn points has improved substantially,” said Julie Gerola, VP Rewards & Loyalty of Viggle Inc. “We created the Holiday Gift Guide to highlight for our users the range of great gifs that are now available for the holidays. The response from our users has been fantastic.”

About Viggle Inc.
Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. Viggle Platform had total reach of 28.5 million in November 2014, including over 7.7 million Viggle registered users. Since its launch, Viggle members have redeemed over $20 million in rewards for watching their favorite TV programs and listening to music. Members can use Viggle’s store, accessible through the Viggle app or on Viggle.com, to redeem their Viggle Points for TV show, movie, and music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; NextGuide, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

For further investor and media information contact:

Robert Haag
Managing Partner
IRTH Communications
VGGL@irthcommunications.com
1-866-976-4784

Investor Relations Contact for Viggle:
John C. Small
CFO, Viggle Inc.
john@viggle.com
1-646-738-3220

Media Contact for Viggle:
Paris Tyler
DKC Public Relations
(212) 981 – 5162
paris_tyler@dkcnews.com

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